Mueller Industries, Inc. Announces Appointment of Gregory L. Christopher, as Chairman of the Board and the Appointment of Gary S. Gladstein as Lead Independent Director Effective January 1, 2016

Mueller Industries, Inc. (NYSE: MLI) announced today that Gregory L. Christopher, the current Chief Executive Officer of the Company, will be appointed as Chairman of the Board, effective January 1, 2016. Gary S. Gladstein, the Company’s current Chairman, will be appointed as the Lead Independent Director of the Board effective January 1, 2016. Accordingly, Mr. Christopher will be the Chief Executive Officer of the Company and the Chairman of Board effective January 1, 2016 and the remainder of the Board’s composition will remain the same.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings, brass rod and forgings, and a broad array of flow control products in these metals as well as aluminum and plastics.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to the construction and improvement of homes and nonresidential structures, including office buildings, hotels, schools, hospitals, and manufacturing buildings.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “pro forma,” “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.